EXHIBIT 10.12
                        RICHARD E. GREENE
                      4255 Gulf Drive, #125
                   Holmes Beach, Florida 34217




                                   January 11, 1995


Data Switch Corporation
One Enterprise Drive
Shelton, Connecticut 06484

Attn:  William J. Lifka
       Chairman of the Board

Re:  Option and Right of First Refusal


Dear Bill:

     I refer to the following agreements: (i) that certain Loan Agreement with People's Bank (the "Loan Agreement") pursuant to which I have borrowed the sum of Five Hundred Thousand and 00/100 ($500,000.00) Dollars ("Loan Obligations"), (ii) the Stock Pledge Agreement with People's Bank (the "Pledge Agreement") pursuant to which I have secured my Loan Obligations with a pledge of securities, including Three Hundred Thousand shares of the issued and outstanding common stock represented by the certificates identified on Exhibit A hereto (the "Pledged Stock") of Data Switch Corporation (the "Company"). The common stock of the Company is also referred to hereinafter as the "Common Stock". Subject to the terms and conditions hereof, I hereby grant you an option to purchase the Pledge Stock and a Right of First Refusal to purchase any Common Stock which I may intend to sell in any private transaction.

1.   Definitions.

     The Loan Agreement and the Pledge Agreement are hereinafter referred to as the "Loan Documents." Capitalized terms used but not otherwise defined herein shall have the same meaning as provided in the Loan Documents.

2.   Unconditional Option to Purchase Pledged Stock.

     I hereby grant to the Company an option (the "Option") to purchase all (but not less than all of) the Pledged Stock at a price of Three and 00/100 ($3.00) Dollars per share (the "Strike Price"), to be exercised at any time during the period that my Loan Obligations are outstanding, subject to the terms and conditions hereinafter set forth. The Strike Price shall be adjusted on account of any stock dividend, stock split or similar recapitaliza-tion. For purposes hereof, "Pledged Stock" shall not include any money realized from the sale of any portion of the "Pledged Stock."

     To exercise the Option, the Company shall give me written notice prior to the Termination Date, as hereinafter defined, by certified mail at 4255 Gulf Drive, #125, Holmes Beach, Florida 34217 or such other address as I shall provide you in writing. In the event you shall exercise your option hereunder, you shall close on such purchase on or before the tenth (10th) business day following my receipt of such notice (the "Closing Date"), at your offices, at which time you shall tender to me, in federal funds or by certified or bank cashier's check, the aggregate Strike Price for all, but not less than all, the Pledged Stock.

     In the event you fail to give me notice prior to the Termination Date, as hereinafter defined, or, in the event you give me notice, but fail to close on or before 5:00 P.M. on the tenth
(10th) business day following my receipt of your notice, this Option shall terminate and be of no further force and effect.
     In the event that the Company is purchased, merged or otherwise acquired by a third party, this Option shall terminate as to the Pledged Stock, and shall not apply to any securities substituted as collateral for the Pledged Stock, and the Right of First Refusal, as hereinafter defined, shall terminate coincident therewith.

3.   Right of First Refusal

     I hereby further grant to the Company a Right of First Refusal (the "Right of First Refusal") to purchase any shares of the Common Stock, including, but not limited to the Pledged Stock, of which I am the record and beneficial owner, which I intend to sell privately, for so long as my Loan Obligation is outstanding on the same terms and conditions, and at the same price, as offered to me by a bona fide third party.

     In the event I receive a bona fide offer of private sale prior to the Termination Date, which I intend to accept, I shall give the Company written notice thereof by certified mail at One Enterprise Drive, Shelton, Connecticut 06484 or such other address as you shall provide to me in writing. Such notice shall set forth all the material facts concerning such proposed sale, including, but not limited to: the purchase price and the number of shares.

     Your Right of First Refusal shall be deemed sufficiently exercised if the Company gives me written notice of its election to purchase the shares subject to the offer by certified mail by 5:00 P.M. on the fifth (5th) business day following your receipt of my notice to the Company of the offer. The price for such shares shall be price offered by said third party which price shall be paid in the same manner as set forth in the offer from the bona fide third party, and the Closing Date shall be the same as in the bona fide third party offer, but not earlier than the fifth (5th) business day following your receipt of written notice of the offer. If the Company does not notify me of its election to purchase and close within the period specified in the offer, or if you decline to purchase the shares, the Right of First Refusal shall be terminated as to the shares covered by such offer, but shall continue as to any other shares which remain owned by me.

     For purposes hereof, a "private" sale means a sale effected by me to any one or limited number of purchasers, without a public offering of such securities through the facilities of any securi-
ties exchange or system of interdealer quotations.   We agree,
however, that private sale shall not include any transaction whereby the Company is purchased, merged or otherwise acquired by a third party.

4.   Termination.

     Your Option and Right of First Refusal shall terminate and be of no further force and effect (i) thirty (30) days following receipt by the Company of my written notice of my intention to satisfy my Loan Obligation, provided that within such thirty (30) day period I shall have satisfied such Loan Obligation or (ii) upon any earlier default by the Company in payment of the consideration for said Option and Right of First Refusal when due as hereinafter set forth ("Termination Date").

5.   Ownership of Common Stock Subject to this Agreement.

     I hereby warrant and represent to you that I am the beneficial owner of all shares of Common Stock registered in my name, and I am not the beneficial owner of any Common Stock not registered in my name.

6.   Consideration for Option and Right of First Refusal

     In consideration of the Option and Right of First Refusal, you have agreed to pay me quarterly for the period commencing January 1, 1995 to December 31, 1996 the sum of two thousand dollars ($2,000) plus the amount of accrued interest in respect to my Loan Obligation as of the end of each quarter. The first payment will be for the period from January 1, 1995 to March 31, 1995. Additional payments shall be due at the end of each subsequent quarter until December 31, 1996. For the period commencing on January 1, 1997 and terminating on December 31, 1997, you shall pay me an amount equal to the accrued interest in respect of my Loan Obligations during each quarterly period.

     All such quarterly payments shall be due as of the last day of each calendar quarter, and paid to me not later than the tenth
(10th) day following the end of each such quarter. In the event any payment is not made when required hereunder and within five (5) business days of notice of non-payment, a condition of default shall exist, and the Option and Right of First Refusal shall be deemed to have terminated. In addition, in the event such non-payment shall continue for ninety (90) days without cure, then, unless such non-payment has resulted from my prior breach of the Option and/or Right of First Refusal set forth herein, all compensation due to me under the Employment Agreement dated as of December, 1993 amended on January 11, 1995 shall be accelerated.

     Notwithstanding the foregoing, in the event that the Option and the Right of First Refusal are terminated (other than by default by you in the payment of the consideration set forth herein) earlier than December 31, 1997, then no further payments shall be required of you after the date of such early termination, as measured by the expiration of the Option and the Right of First Refusal. We agree that each of the 1995, 1996 and 1997 payments being made includes an unspecified sum allocable to the continuation of the Option and the Right of First Refusal until the satisfaction of my Loan Obligations, and that no further payments by you shall be required after December 31, 1997.

7.   Attorneys Fees and Costs of Collection.

     The Company has agreed to pay $5,000.00 to Brody and Ober P.C. in partial reimbursement of the legal fees incurred in connection with this Agreement of Option and Right of First Refusal. In the event that the Company defaults in any payments due hereunder, the Company agrees that in addition to the amounts due me hereunder, I shall be entitled to recover any additional interest, penalties, fees or costs of collection due under the Loan Obligations, as a result of any failure on my part to pay the amounts due thereunder, as well as the costs of collection including attorney fees and court costs, incurred by me to collect the amounts due me hereunder.

8.   Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

     Kindly acknowledge your agreement herewith by signing a copy hereof and returning it to me.

                                   Yours very truly,


                                   Richard E. Greene
                                   ___________________
                                   Richard E. Greene


Accepted and Agreed this
11th day of Janaury 1995


DATA SWITCH CORPORATION
By:  William  J. Lifka
     ________________________________
     William  J. Lifka
     Chairman of the Board, President
     and Chief Executive Officer